SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


                                    FORM 8-K


               Current Report Pursuant to Section 13 or 15(d) of
                      The Securities Exchange Act of 1934


      Date of Report (date of earliest event reported):  February 13, 1998
                        Commission File Number:  0-17020


                          Larson Davis Incorporated
             (Exact Name of Registrant as Specified in its Charter)


                  Nevada                            87-0429944
     (State or other jurisdiction of              (IRS Employer
      incorporation or organization)            Identification No.)


           1681 West 820 North
               Provo, Utah                            84601
     (Address of Principal Executive Offices)      (Zip Code)


              Registrant's Telephone Number, Including Area Code:
                               (801) 375-0177


     (Former name, former address, and formal fiscal year, if changed since last report)


                             ITEM 5.  OTHER EVENTS

     Larson Davis Incorporated (the "Company") has completed the private placement of 100 Units, each Unit consisting of 35 shares of 1998 Series A Preferred Stock (the "Preferred Stock") and 7,000 Warrants ("Warrants") to purchase Common Stock, at a purchase price of $35,000 per Unit, or an aggregate gross sales price of $3,500,000. The Preferred Stock is convertible, at the election of the holder, at any time subsequent to 90 days after the closing of the offering into that number of shares of Common Stock calculated by dividing $1,000, plus any accrued but unpaid dividends, by the lower of (i) $3.60 or (ii) 85% of the average closing price of the Common Stock for the ten trading days preceding the notice of conversion as reported by the Nasdaq National Market System on which the Company's Common Stock is traded. Until conversion, the Preferred Stock bears an annual dividend of 4%, or $40 per share per annum.

     The Preferred Stock votes as a class with the Common Stock, except as otherwise required by the corporate laws of the state of Nevada, and each share has 278 votes on any issue submitted to the shareholders. If not previously converted, the Preferred Stock will automatically convert into shares of Common Stock as of December 31, 1999. In addition, the Company can require the conversion of the Preferred Stock if it makes a public offering of its Common Stock at any time subsequent to February 1, 1999. The rights of the Preferred Stock are set forth in detail in the Designation of Rights, Privileges, and Preferences of 1998 Series A Preferred Stock included as an exhibit to this report on Form 8-K.

     Each Warrant gives the holder the right to purchase one share of Common Stock at an exercise price of $4.50 per share. If not earlier exercised, the Warrants expire July 30, 2000. The Company can provide 30 days written notice to the holders of the Warrants at any time that the closing price of the Company's Common Stock equals or exceeds $6.50 per share for 20 consecutive trading days as reported on the Nasdaq National Market System. If the holders do not exercise the Warrants by the end of the 30 day period, the Warrants would then expire. The rights associated with the Warrants are set forth in detail in the form of Warrant attached as an exhibit to this report on Form 8-K.

     The Units, the Preferred Stock, the Warrants, and the Common Stock issuable on the conversion of the Preferred Stock and the exercise of the Warrants are restricted securities. The Company entered into an agreement to file a registration statement under the Securities Act of 1933, as amended (the "Securities Act"), on or before April 1, 1998, to register the public resale of the Common Stock issuable on conversion of the Preferred Stock and the exercise of the Warrants by the purchasers in the offering. The Company also undertook to utilize its best efforts to cause such registration statement to become effective at the earliest practicable date and to maintain its effectiveness until the earlier of (a) the resale of all shares of Common Stock subject to such registration; or (b) the date on which such shares can be freely sold by the investors under Rule 144. If the registration statement is not effective by May 30, 1998, the annual dividend on the Preferred Stock will increase to 8% until such time as the registration statement is effective. If the registration statement is not effective by August 31, 1998, the dividend rate on the Preferred Stock increases to 12% until such time as the registration statement is effective. The Company's obligations to register the resale of the Common Stock are set forth in detail in the form of Registration Rights Agreement attached as an exhibit to this report on Form 8-K.

     The holders of the Units have agreed that any shares of Common Stock issued on conversion of the Preferred Stock or exercise of the Warrants will not be resold into the public trading market for the Common Stock, notwithstanding the prior registration under the Securities Act, for 90 days subsequent to the effective date of any underwritten public offering for cash by the Company of its Common Stock (or its securities convertible into or exercisable or exchangeable for its Common Stock).

     The Company paid a finder's fee of 6%, or an aggregate of $210,000, to Mueller & Company, Inc., a member of the National Association of Securities Dealers, Inc. The Company incurred additional expenses for legal, accounting, printing, travel, listing fees, subsistence for Company representatives, and other costs of the offering estimated to be approximately $35,000. The Company anticipates that the net proceeds of approximately $3,255,000 will be utilized to fund ongoing operating losses, research and product development costs, and the costs associated with the market introduction of new products. Assuming that the Company can successfully launch its proposed new products and that they are sufficiently accepted in the market to permit a substantial increase in Company revenues during 1998, the Company would anticipate that the net proceeds of this offering will provide it with adequate capital to meet its projected requirements through the end of fiscal 1998.


                   ITEM 7.  FINANCIAL STATEMENT AND EXHIBITS

Exhibits

               SEC
Exhibit        Reference
Number         Number         Title of Document

 1              3             Designation of Rights, Privileges, and Preferences
                              of 1998 Series A Preferred Stock

 2              4             Form of Warrant

 3              4             Form of Registration Rights Agreement


                                   SIGNATURES

      Pursuant to the requirements of section 13 or 15(d) of the Securities Exchange of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated:  February 23, 1998                 LARSON DAVIS INCORPORATED


                                          By   /s/ Craig Allen
                                            Craig Allen
                                            (Principal Financial and
                                            Accounting Officer)